Exhibit 99.1

Transcript of

Sun Hydraulics (SNHY)

Third Quarter 2008 Earnings Conference Call

November 4, 2008

Participants

Rich Arter, Investor Relations Spokesperson

Allen Carlson, President & CEO

Tricia Fulton, CFO

Presentation

Operator

Greetings ladies and gentlemen and welcome to the Sun Hydraulics Third Quarter 2008 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance to join the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Rich Arter, Investor Relations Spokesperson for Sun Hydraulics. Thank you Mr. Arter, you may begin.

Rich Arter – Sun Hydraulics – Investor Relations Spokesperson

Thank you Claudia. Good morning and thank you for joining us today. Allen Carlson, Sun’s President and CEO and Tricia Fulton, Sun’s Chief Financial Officer are participating in today’s call. Please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of section 21(e) of the Securities Exchange Act of 1934. For more information on forward looking statements, please see last night’s press release. We will take questions once we have completed our prepared remarks. It is now my pleasure to introduce Allen Carlson.

Allen Carlson – Sun Hydraulics – President & CEO

Good morning. We are pleased with the continued growth we saw in the third quarter. The incremental sales increase resulted in significant earnings growth. As stated in the press release, we saw business slowing in the third quarter and continuing into the fourth quarter. Sun’s products are tied to the capital goods industry which is cyclical. We all know capital good’s production is slowing all over the world and this will impact on fourth quarter results. However, we believe it is important to run all phases of the business cycle to continue to invest and focus on creating opportunities for long-term profitable growth.

Delivering our products to customers when they want them has been, and will continue to be, a key contributing factor to Sun’s market share gain. International sales will continue to be an important and larger part of our future growth. We are continuing to invest in product development enhancing our product lines and brand strength. Our balance sheet is strong and we have the financial strength to seize opportunities that we believe are consistent with our business and long-term vision. History has proven that every economic expansion pauses and sometimes goes negative before expanding again. We know that the largest gains go to those who are poised and agile enough to participate in the cycle upturn. Tricia will now discuss the specifics in the past quarter and will then take questions. Tricia.

Tricia Fulton – Sun Hydraulics – CFO

Thank you Al. All comparisons will be to the same period last year. Moderating order rates throughout the third quarter translated to 7% sales growth. Net income was up 29%. There was virtually no effect from foreign currency on sales this quarter. Basic and diluted earnings per share were $0.40, an increase of 25%. Comparing Q3 2008 to Q3 2007, we achieved sales increases throughout North America and

Europe. Sales in North America increased 9%, while sales to Europe increased 12%. A significant slowdown at a single Korean customer buying products from a US manufacturer resulted in Asian sales decreasing 6%. Otherwise, business activity in Asia remains strong. Please note that these numbers reflect sales to each region. The sales reported in the segment information of the press release represent sales from each geographic operating unit.

Gross profit increased 11% to $14.7 million. Gross profit as a percentage of sales was up one point to 33%. Margin increases were achieved largely by the additional sales volume. SEA increased 3.5% to $5.5 million. Increase was driven primarily by compensation and fringe benefit costs and professional fees related to the R&D tax credit study. Our effective tax rate was 31.8%, compared to 36.6%. The third quarter provision included tax expense of $800,000 and related to the repatriation of cash from Sun Germany and a tax benefit of $900,000 for R&D tax credits related to 2004 through 2007. The tax benefits from the R&D tax credit was not included in Sun’s third quarter estimate.

Net cash from operations was nearly $31 million, up $11 million from last year. The increase was due to higher net income of $6.2 million offset by working capital changes. Day sales outstanding were 38 and inventory turns were 10.5. Capital expenditure through the quarter was $2.5 million and our estimate for the year remains at $12 million. A quarterly tax dividend at $0.09 a share was declared in the third quarter and paid in October. Fourth quarter sales are estimated to be approximately $34 million, an 18% decrease from last year. Fourth quarter earnings per share are estimated to be between $0.20 and $0.22 per share, compared to $0.31 per share last year. Given these fourth quarter estimates, we will end 2008 with sales of approximately $180 million, up 8% over 2007. Earnings per share for 2008 are estimated to be between $1.60 and $1.62. Thank you. We will now open the call for Q&A. Rich?

Rich Arter – Sun Hydraulics – Investor Relations Spokesperson

Okay Claudia, maybe if you could poll and we could get our first question.

Operator

Okay. Ladies and gentlemen, we will now be conducting the question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you’d like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star key. Once again, if you do have a question, please press *1 on your telephone keypad. Our first question is coming from Chris Wesborough, please give your question.

<Q>: Good morning gentlemen.

Allen Carlson – Sun Hydraulics – President & CEO

Good morning Chris.

<Q>: Given the sharp points we have seen in currency recently, I just want to make sure I understand your currency exposure correctly. In addition to the just the pure translational facts of, you know, translating foreign revenue and earnings in US dollars, you also ship products from Florida to be sold internationally. Are those sales prices in dollars or local currency?

Tricia Fulton – Sun Hydraulics – CFO

Those sales are priced in dollars. Anything that comes from Sun Sarasota to our subs in the UK, Germany, Korea, China, are all sold in US dollars so as the dollar strengthens, their costs of sales go up.

<Q>: I see. But the actual end product to the customer is sold in local currency?

Tricia Fulton – Sun Hydraulics – CFO

In most cases, not all cases. We have over half of our sales in the UK are actually made in US dollars. They are somewhat self-hedged in that regard, but everything coming out of Germany primarily is sold in euros and Korea would be in won.

<Q>: Ok. That’s very helpful, and sort of related, does the sharp slow-down in your business, you know, you’ve seen throughout the quarter, did that change your pricing plans at all? I know you had a price increase expected to come into play in October, and does the strengthening of the US dollar change your international pricing plans?

Allen Carlson – Sun Hydraulics – President & CEO

The first part of the question is did it affect our pricing plans for October? No. We continued through with the price increase. It was a very modest price increase, in fact significantly less than what others in our industry had done during the course of the year and it was a catch-up price increase based on material cost increases, so we went forward with that. We are reviewing our plans for Europe and other parts of the world but fundamentally I don’t think we’re going to change much. We might tweak a little bit here or a little bit there. We’ve been in the process of analysis of pricing almost during the whole year—what we’re going to do – so I don’t think there will be any surprises.

<Q>: Ok. Have you seen any customer, or, excuse me, any competitors getting more aggressive with price yet?

Allen Carlson – Sun Hydraulics – President & CEO

Not really, no.

<Q>: Okay

Allen Carlson – Sun Hydraulics – President & CEO

More aggressive with price up or down?

<Q>: Down.

Allen Carlson – Sun Hydraulics – President & CEO

No. Up.

<Q>: Up still – okay, that’s very helpful. And then, last one, wondering does the R&D tax credit go back to the tax rate you expect going forward?

Tricia Fulton – Sun Hydraulics – CFO

We know that the 2008 R&D tax credit was passed, there will be some effect of that on 2008 but it will be fairly small. As you can see, for four years it was about 900,000 so it’s not a lot of money every year so it won’t have a huge effect on the tax rate.

<Q>: Ok. But you expect to recognise a catch up in the 4Q?

Tricia Fulton – Sun Hydraulics – CFO

Yes, from 2008.

<Q>: Ok. Thank you very much.

Operator

Thank you. Our next question is coming from Joe Mondillo with [INAUDIBLE] company, please state your question.

<Q>: Morning everyone.

Allen Carlson – Sun Hydraulics – President & CEO

Good morning Joe.

<Q>: Just to parlay off of the last question regarding currency, do you have any, is there any guidance currency or is there any currency in your guidance for the 4Q?

Tricia Fulton – Sun Hydraulics – CFO

The fourth quarter estimates are based off of the exchange rates that we’re seeing currently.

<Q>: So how much would you say in your guidance like EPS, is currency in there? Do you have that number?

Tricia Fulton – Sun Hydraulics – CFO

It really isn’t at the EPS line. We use it to do just the translation. We don’t date any foreign currency gain or loss into our forecast, just the translation portion.

<Q>: Okay. In the press release you state we look to [INAUDIBLE] ourselves in the short-term. What do you mean by that? How are you – is that something to do with expenses? Could you just elaborate on that?

Tricia Fulton – Sun Hydraulics – CFO

There are a few things that we can do. One is related to expenses. Obviously you can look at discretionary spending and, you know, cut out the things that you don’t necessarily have to spend money on at this time. The other thing is related more on the labour side to overtime. We have reduced overtime in all areas where we can. There are still some areas where we need to work the overtime but, if we can, we have reduced excess of 40 hours.

<Q>: Okay.

Allen Carlson – Sun Hydraulics – President & CEO

A couple of other things that we have done. Recognising in August that there was uncertainty in the future, we stopped hiring production workers, so, today, some attrition has taken place which has taken our workforce down a slight amount, but we will continue to be very cautious with additional hiring, even when we take a look at an upturn. Our production hiring needs – we’re moving people around the company but we – Tricia commented that we are not working overtime; we still have areas of the company that are very strong product-wise and the way we’ve handled that is that we’ve moved production workers from areas where we didn’t have quite as much need to areas where we had higher need, to balance out the workload, and our workforce is very flexible and agile and able to do that.

<Q>: Okay. Great. Could you just elaborate on how the quarter played out and obviously a guidance is quite a bit of a cliff. Did you, could you just tell us how the quarter played out in terms of month to month. Did things really fall off in September and how is October looking in terms of orders?

Tricia Fulton – Sun Hydraulics – CFO

Yes. We – throughout the third quarter we did see month to month orders declining. We are still seeing that a little bit into October they are stabilising somewhat opposite September numbers at this point but September was definitely the lowest order month of the quarter and those levels are continuing into Q4.

<Q>: Okay. And then, lastly, could you just tell us how this downturn is comparing to the last downturn that you’ve seen – how it’s different and if you guys will be out of the weather any better than you did in the last downturn?

Allen Carlson – Sun Hydraulics – President & CEO

I think we weathered it quite well in the last downturn. You know, we positioned ourselves for the last five years of growth, both in terms of revenue and earnings, so our model is very much similar to what we did last time. While we are tightening our belts, as we said, it’s on the expense side, we’re continuing to invest in people and products and capital equipment. We do not intend to cut our capital equipment plan. We will position ourselves for the up-turn. We are in a cyclical business, we know that and we expect a downturn. This particular downturn was actually predicted by a number of people in the industry two years ago – that it was going to happen in late 2008 and continue into 2009, so this is not a surprise and we will continue to follow the model we’ve used previously, to invest in our business. This separates the difference between investors and speculators.

<Q>: Alright. Thanks a lot guys.

Tricia Fulton – Sun Hydraulics – CFO

I was going to just add on to Al’s comments to Joe that we are sitting very well with a very strong balance sheet at this point, a lot stronger than we did in the last downturn as well, and having a lot of cash at this point available to us and a good business model and, you know, continuing to invest using the cash that we do have will definitely help us through any downturn.

Operator

Our next question is coming from Fred Russell with Frederick Russell Investments. Please state your question.

<Q>: Good morning. I have a number of questions. Your CFO just used that phrase ‘good business model’. Would you – we hear that phrase a lot – what does it really mean?

Tricia Fulton – Sun Hydraulics – CFO

Well, I think that it means that we know that we have our fundamentals in place. We have a very good distributor network. We have good products. We continue to do business the way that has made us successful for the last 38 years and a cyclical downturn happens every few years and you have to get through it. This isn’t the type of business that is continued growth and, as long as you plan for the long-term, you know, throughout any part of the business cycle, I think you’re going to come out better in the end that the people that make short-term decisions, both on the upside of the market and the down.

<Q>: In your analysis, have you seen any changes in market share good or bad for Sun Hydraulics and, if so, in what areas and what do you attribute those changes to?

Allen Carlson – Sun Hydraulics – President & CEO

We continue to see market share growth. We plot our sales relative to the industry statistics and over the last two or three business cycles we have taken market share, we physically take the market share coming out of a downturn. It’s in the upturn but you prepare in the downturn for the eventual upturn, that’s when you take market share. I attribute it to, I would say, our ability to ship products on time; to customer requests when business is strong. During this last cycle, many of our competitors had problems shifting products and it created opportunities for us because we had taken the steps to be prepared.

<Q>: So it’s not necessarily – would you say that your gains in market share – and we’d love to have some quantification of those – would you say that your gains in market share could be attributed to more efficient delivery, more than the nature of the product, what do you think?

Allen Carlson – Sun Hydraulics – President & CEO

You didn’t let me finish my – I had five points I was going to – I got through number one.

<Q>: Okay. Good.

Allen Carlson – Sun Hydraulics – President & CEO

Number two is our website. We have the ability to pass information around the world in a way that allows our customers and distributors to configure products 24/7. Our website has been designed to take products to market. Number three is our electro-hydraulic products taking us into new markets and it’s in concert with number four, our ability to take packages to market with these electro-hydraulic products. And number five is our global footprint. Right now, 55% of our business is outside the United States and that’s helping us. Many of the people in our industry are seeing a much more significant impact on incoming orders than what we are seeing. We are balanced in terms of having a strong footprint in Europe and Asia where the market is still strong.

<Q>: You said that, in the last quarter, some of your markets were very strong and that might suggest that some of them were very weak. Could you give some indication, some details on which were strong and which were weak and why you think that that occurred.

Allen Carlson – Sun Hydraulics – President & CEO

First of all, the US market has been going down for quite some time so I would say the US market of the three is the strongest – ah is the weakest – but it started sort of slowing down, the capital goods market, probably right round the sub-prime era, right after that. It’s been a year, a year and a half. We were still strong throughout that period but the market was weak. We had to work a lot harder to get the business we got. There was a very strong headwind in the US; has been for the last year and a half. Europe has been strong up until, I would say, this quarter when we began to see it slow down in Europe but there are still opportunities in Europe. Asia, except for, you know, I think Tricia mentioned in her financial analysis, except for one customer that exports to the US in Korea, Asia is still quite strong for us.

<Q>: Do you think that your dividend is safe?

Allen Carlson – Sun Hydraulics – President & CEO

Yes.

<Q>: Do you plan to increase it?

Allen Carlson – Sun Hydraulics – President & CEO

That’s a board decision that hasn’t been made or even been discussed at this time.

<Q>: Do you have any projection on that?

Allen Carlson – Sun Hydraulics – President & CEO

No.

<Q>: One question that was asked was this – asked of your CFO – where do you consider reducing your expenditures, and she gave an answer that I didn’t understand. She said we are cutting out the things that are not necessary. What – how do you define unnecessary and does that include executive compensation?

Tricia Fulton – Sun Hydraulics – CFO

I think that what I said was things that were not necessary at this time. That would be defined as discretionary spending. There are things that we don’t have to do right this minute but we eventually would like to do to further the business. Those are types of things like outside services – when we have people come in to help to programming. You know, there are a lot of items that fall into that category but I don’t think I meant to say or meant to infer that they were things that we don’t really need to do that we would have spent money on if we had more income. That’s not the case.

<Q>: No – I didn’t read that as – I didn’t draw that conclusion. What I was looking for was some examples of facts and details.

Tricia Fulton – Sun Hydraulics – CFO

Well, I think one of the biggest examples I gave was outside services. When we have people come in and do consulting type services that we don’t do internally. That’s definitely discretionary funding and most of the time they are projects that we would like to do and like to get done but when, you know, we’re tightening our belts, there are things that we look at probably a little closer than we would have otherwise.

Allen Carlson – Sun Hydraulics – President & CEO

Not that they’re not going to get done. They are going to get done at a later date.

Operator

Thank you. Our next question is coming from George Prince with Voyager Asset Management. Please state your question.

<Q>: Hey everybody.

Allen Carlson – Sun Hydraulics – President & CEO

Hello George.

<Q>: Hey Al, I’m quite impressed at the tightness of your guidance going forward with what I would call fairly large change, I’m curious as to how you get to such a right number. Maybe you could explain a little bit of your building that number.

Allen Carlson – Sun Hydraulics – President & CEO

Sure. You’re right. We have had a pretty long track record of being able to predict the quarter and our guidance doesn’t go beyond the quarter. Part of the reason for that is that we go back and take a look at when we miss it – even if we miss it by a slight amount, what was the root cause and what corrections can we take for future projections and our financial people have a model that they’re using and they keep refining the model as they go forward with this root cause corrective action approach. We also have to look at our books – the shift rate is pretty close so we don’t have a lot of orders out there hanging that could be cancelled and be a problem for us. So we are projecting right now, for example, the fourth quarter results. We are five weeks into the fourth quarter but in terms of orders we are eight weeks or maybe nine weeks into the fourth quarter so our projections are based upon trends, trend analysis and root cause and when we miss it, even if it’s a slight amount one way or the other, why did we miss it and how can we improve the formula for the future.

<Q>: You were saying this is very order tight. You’re not necessarily throwing out the kitchen sink here because you can have one rough quarter?

Allen Carlson – Sun Hydraulics – President & CEO

Correct.

<Q>: And, if things were to change, for instance I was struck by the comment that August was weaker than July; September was weaker than August but October and November seem to be stabilising around September orders. If you were to see a pick-up, would you announce that mid-quarter or would you just wait?

Allen Carlson – Sun Hydraulics – President & CEO

We would just wait. Our approach is do not send signals and do not take short-term knee- jerk kind of reactions either up or down. If the wheel fell of or something dramatic happened, we might consider it then but, during the normal course of a quarter, I don’t think it’s wise to look at the ticker minute to minute or hour to hour and we just got another big order so we’re going to announce it. I don’t think that’s wise.

<Q>: Okay. Last question. Your input costs – have you see a change, can you incorporate a change, is it helpful to you, you know, given what we see with commodity prices we would think that you’d be seeing some tail end now.

Tricia Fulton – Sun Hydraulics – CFO

We are seeing a little bit of a down kick in our material costs as a percentage of sales but we also didn’t see the huge up kick that other people saw. We had surcharges attached to some of our purchased parts which, you know, we buy a lot of purchased parts that go into the cartridges. We are seeing those surcharges go away now but, because we didn’t see a large upside, we won’t see as much downside either.

<Q>: Well thank you and good luck.

Allen Carlson – Sun Hydraulics – President & CEO

Thanks George.

Operator

Our nest question is coming from Holden Lewis with BB&T Capital Market. Please state your question.

<Q>: Thank you, good morning.

Allen Carlson – Sun Hydraulics – President & CEO

Good morning Holden.

<Q>: A couple of things. First, just back on the pricing really quickly. I think originally, were you talking of something like 3% pricing. Is that the number that your ultimately went out there with or did you scale back that price increase to a lower level?

Allen Carlson – Sun Hydraulics – President & CEO

3% approximately. It’s very high product but it’s approximately 3%.

<Q>: That went ahead as expected. You’re not getting any quick back or anything like that or you’re not seeing any, you know, you’re not doing any greater discounting or anything that might sort of erode a bit of that at this point?

Allen Carlson – Sun Hydraulics – President & CEO

Actually, there is some erosion but not significant and we have had discussions with many of our customers to explain that, you know, this price increase is relatively modest in the industry. Our costs have exceeded that and what we’re trying to do is to make up the difference between what we couldn’t get out of productivity gains, so we really didn’t have all of our costs on for a price increase, we passed a portion on that we couldn’t absorb through productivity.

<Q>: Ok, so when I look at your revenue growth – about 300 basic points is added from price – so what’s the total pricing contribution when you’re considering all of your actions?

Tricia Fulton – Sun Hydraulics – CFO

the fourth quarter it will be right around 3%. It probably will be a little bit less than that – maybe two and a half.

<Q>: And what was is in Q3?

Tricia Fulton – Sun Hydraulics – CFO

The only affect on Q3 was from the price increase that we put into effect January 1 and that was somewhere around 1% at this point.

<Q>: Okay, got it. Then looking from a whole historical perspective, I mean, as recently at 2002 which, of course, was the end of last downturn, all of your margins in all of your operating units were in the mid single digit range. Now, obviously, you have been – in a lot of your business you’ve been doing high teens, even a 20% sum on. Is there some reason why we wouldn’t assume that in the downturn that’s unfolding you would not return to those single digit levels. I mean, in a world where the currency – where the dollar is now weakening – ah strengthening instead of weakening or demand is falling off, I mean are we going into a complete round trip from the margins that we’ve been enjoying, you know, back to those mid single digit levels?

Tricia Fulton – Sun Hydraulics – CFO

I think as sales go down – we talked about this on the last conference call – as sales go down we have a fixed cost base that has to be absorbed and you will see margins declining as sales volumes decline, but there is no reason to think that when sales volume starts to go back up in the upturn that we can’t get back to very significant margins, especially with the measures that we take during the downturn to put productivity improvements in place like we did the last time. I think, if you look back at the 2003 and 2004 numbers, you see a pretty quick up tick of those gross margins as the volumes increase and we saw the benefit of that even more in 2007/2008. But it definitely causes margin erosion when you lose your sales volume when you have the fixed cost base in place that we do.

<Q>: Right. But I guess, you know, there’s no doubt that the margins would come off. I mean, that would be expected. I guess I’m wondering about the order of magnitude and I ask the question yet to – you’ve long been a very solid operating entity – I think that was the case in the last downturn and I think it’s the case in this downturn – is there anything different about your business today versus the last downturn that might give us some comfort that – you know, ok, if margins were in the mid single digits before, maybe we don’t need to go back to that level or is that, you know, do you kind of see mid single digits as being a typical norm?

Tricia Fulton – Sun Hydraulics – CFO

I don’t think that we can expect that what happened in the last downturn with respect to margins and the levels that they got to would happen this time or a very much – we’re at a very high sales level compared to where we were then so we know that there is already some margin that will be saved because of the different sales volume now over what we say, you know, in the 2001/2002 timeframe, so I wouldn’t try to make that correlation. A lot has changed in that time both in the equipment that we put into place and the processes that we put into place and things are different.

Allen Carlson – Sun Hydraulics – President & CEO

I would add on to that that our capacity to utilisation is much higher going into this downturn than it was during the last downturn.

<Q>: Why, is there reason to think that obviously utilisation is going to get weaker right? I mean, is there reason to think that utilisation at the trough will be higher than it was at the last trough?

Allen Carlson – Sun Hydraulics – President & CEO

I guess you’ll have to tell me how long and how deep the trough is. My bet is, yes.

<Q>: I would guess that going into the last downturn you would have said the same thing, that utilisation was very high.

Allen Carlson – Sun Hydraulics – President & CEO

No, we’d just completed a brand new facility. We’d doubled our output. Remember in ‘97/’98 timeframe we added another factory here in Sarasota right at the heels of going public and the downturn hit us before we actually had that capacity at all being utilised or being sold in the market place.

Tricia Fulton – Sun Hydraulics – CFO

And, at the time that Al is talking about, our sales were about one-third of that they are now which creates a completely different situation.

<Q>: Last time around weren’t you also doing something with your IT system?

Allen Carlson – Sun Hydraulics – President & CEO

Yes. Preparing for Y2K.

<Q>: Was that disruptive then, I mean, was that – how can we – that was an issue with respect to the margins during that period of time, is that right?

Allen Carlson – Sun Hydraulics – President & CEO

Sure. Absolutely. It was an issue. We spent a lot of time and energy on a new enterprise software package which we are using today. That’s not going to be the case going forward.

<Q>: And, in terms of what happened – was the disruption just because you were putting it in place or were there actual issues that arose when you implemented it in terms of, you know, reducing productivity, sort of growing pains with those systems at the time?

Allen Carlson – Sun Hydraulics – President & CEO

Both.

<Q>: Okay. And I guess, you know, the last thing I have is, when you think about the opportunities, you know, your balance sheet and all that sort of thing, does this make you more interested in sort of the M&A side of things in, you know, expanding into maybe related but different product offerings. I mean, how do we – how should we view your interests in sort of expanding your footprint if you will, given your strength into a downturn?

Allen Carlson – Sun Hydraulics – President & CEO

Well, you know that over the last couple of years we have invested in two companies, one White Oak and the other High Country Tech which provides us with electronic products which are contained into what we do. Some of the products we are actually embedding into our own products. Others are products that drive our products so – taking us into new markets. I think you will continue to see us making those kinds of investments. We look at M&A as a means to grow but it’s not our primary focus in growing but it’s another way to grow. And we have the cash to make acquisitions if we find one that makes sense strategically and helps us to grow sustainably.

<Q>: Are you seeing anything better out of that pipeline or are you still opportunistic. It’s not what you’re looking at and quite frankly its – you would not anticipate anything of that sort any time soon?

Allen Carlson – Sun Hydraulics – President & CEO

I wouldn’t say that. I can’t make any announcements right here.

Operator

The next question is coming from John Brass with Kansas City Capital. Please state your question.

<Q>: Good morning, Tricia and Alan. When I look at the broad spectrum of industrial companies reporting over the last two and a half to three weeks, it seems that your fourth quarter numbers are coming off a little bit more than what the group has. I mean, obviously there are some that are down as much. Is there something – do you see something peculiar in your business and the order flows that may account for that? For example, what are the dealer distributor inventories like – have they cut back their inventories and what can you tell me sir about the sell through of your products versus the inventory position of the distributors. I’m trying to get sense at to why maybe your business is – at least in my mind – seems to be a little bit weaker in the fourth quarter than some of the other companies.

Allen Carlson – Sun Hydraulics – President & CEO

What other companies would you be talking about John?

<Q>: Industrial companies and obviously not companies that are identical to you by any means.

Allen Carlson – Sun Hydraulics – President & CEO

Okay.

<Q>: But just the broad spectrum of industrial related type of companies.

Allen Carlson – Sun Hydraulics – President & CEO

Okay. I’ll try to paint a picture for you on that. You know, many of the companies that you’ve tracked or been looking at saw the downturn start earlier in 2008 than we saw it happening in August/September, so perhaps there’s some of that, that ours was delayed. Dealer inventory is not an issue. Our inventories and network is pretty much what it has been through the last cycle. It hasn’t even – it hasn’t grown to keep up with the sales, it’s pretty much been stagnant because we are able to ship products to where the customers want them the dealers haven’t had to [INAUDIBLE] an inventory. I think if you look at what is going on in the market today, there are two segments of the market we play in – one is mobile and one is industrial and when I talk to some of these industrial people, and what I mean by industrial is products that end up in a plant somewhere without, you know, without tyres or wheels on them – that market still seems to be pretty strong. We are not seeing a big downturn yet in that market. On the mobile side, anything that’s due to construction, whether it’s light construction or heavy construction, that market is – has slowed down significantly – in the US. It’s beginning to slow down in Europe and hasn’t yet affected Asia. So, that’s kind of what we’re seeing.

<Q>: Ok.

Tricia Fulton – Sun Hydraulics – CFO

I think that we tend to see cycle upturns and downturns pretty quickly being a little further down the food chain. We saw it on the upturn faster than probably some of the companies that you’re speaking of saw the upturn and I think we’re seeing the downturn a little quicker as well.

<Q>: Okay. Is – ah, you mentioned Tricia that you had one customer in Asia that cut back significantly, was that temporary and how much of an impact was that on revenues?

Tricia Fulton – Sun Hydraulics – CFO

It was temporary. We don’t know how long it will last. I don’t think that they have made any announcements of how long it will last. The impact to the Korean operation is somewhat significant. I may be 20% of their individual sales, so it’s significant to them.

<Q>: Was that a mobile related product?

Tricia Fulton – Sun Hydraulics – CFO

Yes, it related to aerial work platforms by a US manufacturer.

<Q>: Okay. Okay. Secondly, obviously we’re going to see some de-leveraging of expenses in the fourth quarter and sort of, if you back through the numbers you come with like an operating margin of around 15% of the fourth quarter. You know, if sales sort of leverage off, will we see some growing benefit as we go into 2009 from some of the actions you are taking to reduce expenses or, I guess I’m going back to a lot of the margin questions – if we just see a sort of stability from this point on, do we seen margins – are there enough actions here that can be taken and are going to be taken that will see a sort of stability in the margin at sort of the mid-teen area?

Tricia Fulton – Sun Hydraulics – CFO

I think that that will be completely dependent on where our sales volumes end up in 2009. It’s extremely difficult for us to see that. We don’t have any visibility so we don’t know. You know, we can only see what we have provided for the fourth quarter. Obviously, anything you can do to benefit costs that would be carried forward will benefit you throughout the entire downturn but we don’t want to take any short-term knee-jerk reaction to reducing expenses that would hurt us for the long-term.

<Q>: Any sense of the magnitude of those, as you would characterise, non-discretion – or discretionary expenditure that you could postpone in the way. You know, when you look at the universe of things that you may be able to do – how sizable are they?

Tricia Fulton – Sun Hydraulics – CFO

They probably are not as sizable as the items that we have a lot less control over like appreciation, property taxes, insurances, you know, all of those types of fixed costs, but anything that we can do we know will help – we saw that in the last downturn in just making people a little bit more aware of watching things helps, you know, on a grand scale.

<Q>: One last question – from an attrition standpoint you said that you’ve lost a few people, I guess what size labour force are we at now going into say this quarter versus last quarter. How much attrition has there been.

Tricia Fulton – Sun Hydraulics – CFO

Percentage-wise there has not been a lot of attrition. We are somewhere in the US a little below 700 and I think we were, you know, maybe 15 or so people higher than that before, so it’s very small numbers.

<Q>: Okay. Thank you very much Tricia.

Operator

Our next question is a follow-up from Fred Russell with Frederick Russell Investments. Please state your question.

<Q>: Yes, thank you. Would you consider buying back any stock now?

Allen Carlson – Sun Hydraulics – President & CEO

We had ongoing discussions over the years with our board and at this time there are no plans for a stock buy back. We talk about it on a regular basis but there are no current plans.

<Q>: But if you made an acquisition, would you use cash or stock and what areas are particularly attractive to you?

Allen Carlson – Sun Hydraulics – President & CEO

The areas that are attractive to us are areas like electronic controls, companion products to ours, products that perhaps would drive ours, would take us into new markets, systems integration capabilities, anything that will help to continue our international expansion would be useful. Whether we would use cash or stock, probably we would use some of both.

<Q>: Thank you.

Operator

Our next question is a follow-up from Holden Lewis with BB&T, please state your question.

<Q>: Thank you. Again, back to the margin question. Within the quarter, most of your margins backed up sequentially with the notable exception being Germany which I think hit an all time high in the quarter? What was different in Germany? What drove that?

Tricia Fulton – Sun Hydraulics – CFO

Germany was a little unlike the rest of the business as far as where the orders and sales were coming in, they saw a dip in August, they saw it go back up in September. I think that their economy was just sort of in-flux at that point and had some up periods where the rest of them didn’t.

<Q>: Okay, just the facts, they just had better demand I guess and such than some of the other places?

Tricia Fulton – Sun Hydraulics – CFO

Yes.

<Q>: Okay, and then I guess, did you guys have any issues with shipping? We have one company that when they reported they said they had some issues with shipping stuff out of Sarasota. Did you have any shipping issues given how much you do?

Allen Carlson – Sun Hydraulics – President & CEO

No.

<Q>: Thank you.

Allen Carlson – Sun Hydraulics – President & CEO

Thanks.

Operator

Gentlemen, it appears we have no further questions at this time. I would like to turn the floor back over to management for closing comments.

Rich Arter – Sun Hydraulics – Investor Relations Spokesperson

Alright, thanks Claudia. We did have a couple of questions that came in over the internet and I believe we answered all of them but I am going to repeat them, a couple of them anyway just to make sure. The speed at which your markets turned down from your second quarter conference call to your third quarter conference calls, is it normal cyclical pull back or [INAUDIBLE].

Allen Carlson – Sun Hydraulics – President & CEO

We’ve been through a number of cycles since the company was formed 38 years ago and this particular cycle actually from a duration standpoint has probably lasted longer than many of our cycles but the change from the peak down is probably very similar to what we have seen in past business cycles. We are very close to the market in terms of lead times. So when the market turns down, which it clearly has, the capital goods market, we are going to see it turn down quicker but the good news is we are also going to see it turn up quicker when it happens. So I think this is very typical.

Rich Arter – Sun Hydraulics – Investor Relations Spokesperson

The other questions I believe we have probably addressed, one had to do with revenue breakdown geographically and growth rates in different regions which I think Tricia addressed in her script. Industry segments that are busy and weakest, I believe Al answered that and the final question was regarding a buy-back policy and I think Al just answered that. So, we would like to thank you all for joining us and Al, did you have some concluding remarks you wanted to make.

Allen Carlson – Sun Hydraulics – President & CEO

Sure, just very quickly. Clearly, we are seeing a head-wind in the market and that is not new to Sun, that is new to anybody that is in the capital goods market. How long and how deep and how severe? Hard to say, but the downturn in the cycles that we are going through is not new to us. At the peak of the last cycle which was 2000, 2001 era, we had grown to an $80 million company. I think we commented earlier that prior to that we are in the $40 million heading up to $80 million. But $80 million was the peak at the last cycle. Immediately following that peak, we turned down very quickly in 2001. 09/11 was a factor but it wasn’t, we were already heading down prior to 09/11. 2001/2002 we stabilized at $65 million from the $80 million peak. However, during the downturn of 2001/2002 and perhaps even into early 2003, we worked very hard at being prepared for the upturn and the upturn when it occurred actually was over five years of continuous growth. We were able to take advantage based on the investments that we had made. Our challenge is to be prepared for the upturn and it will come. The question all of us can’t answer is how deep? How severe? But we keep monitoring it, we provide you with the best guidance we can and we will be ready for the next upturn.

Rich Arter – Sun Hydraulics – Investor Relations Spokesperson

Thank you Al, and thank you all for joining us today. We will talk to you next quarter.